As filed with the Securities and Exchange Commission on October 18, 2013

Registration Statement No. 333-150979

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

POST-EFFECTIVE AMENDMENT NO. 5
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________

Hancock Fabrics, Inc.

(Exact name of registrant as specified in its charter)

___________________

Delaware     64-074905

(State or other jurisdiction of     (I.R.S. Employer

incorporation or organization)     Identification No.)

One Fashion Way
Baldwyn, Mississippi 38824

(662) 365-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

___________________

Steven R. Morgan

President and Chief Executive Officer

One Fashion Way

Baldwyn, Mississippi 38824

(662) 365-6000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

C. Brophy Christensen, Esq.

Eric C. Sibbitt, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111-3823

(415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On May 16, 2008, Hancock Fabrics, Inc., or the Company, filed with the Securities and Exchange Commission, or the Commission, a registration statement on Form S-1 (File No. 333-150979), which was amended by pre-effective amendments filed on June 19, 2008 and June 23, 2008, to initially register the offer and sale of transferable rights to purchase up to $20,000,000 floating rate secured notes, and warrants to purchase up to 9,500,000 shares of common stock on a delayed or continuous basis. The Registration Statement was declared effective by the Commission on June 23, 2008. The Registration Statement was amended by post-effective amendment on January 3, February 4, March 1 and March 12, 2013. The post effective amendments were declared effective by the Commission on March 3, 2013

As a result of the expiration of the warrants, none of the warrants are outstanding and the offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking contained in the Form S-3 pursuant to Item 512(a)(3) of Regulation S-K, to remove unsold securities upon termination of an offering by post-effective amendment, the Company hereby deregisters all unsold shares of common stock issuable upon exercise of warrants registered pursuant to the Form S-3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baldwyn, Mississippi on this 18th day of October, 2013.

HANCOCK FABRICS, INC.

By:	/s/ Steven R. Morgan
Steven R. Morgan
President & Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 5 in reliance on Rule 478 of the Securities Act of 1933.